                                                                    EXHIBIT 99.1

SRI/Surgical Express, Inc.
12425 Race Track Road
Tampa, Florida  33626
(813) 891-9550

-------------------------------------------------------------------------------
                                  PRESS RELEASE

-------------------------------------------------------------------------------

   FOR IMMEDIATE RELEASE

                       SRI/SURGICAL EXPRESS, INC. REPORTS
                         FIRST QUARTER FINANCIAL RESULTS

         TAMPA, FL -- Monday, April 28, 2003 -- SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC) announces revenues of $21.5 million for the quarter ended March 31, 2003, compared to $21.8 million for the quarter ended March 31, 2002. SRI's net income was $192,000 for the first quarter, compared to $748,000 for the same period of 2002. The Company's per share net income for the first quarter was $0.03 per basic and diluted share, compared to $0.12 per basic and diluted share for the same period of 2002.

         Revenues were adversely affected by the impact of previously disclosed customer losses and price reductions on some accounts to retain customers. The Company did experience continued growth in the instrument component of its business, with revenue from that business increasing by $1.0 million to $2.6 million for the quarter ended March 31, 2003, compared to $1.6 million for the quarter ended March 31, 2002.

         The Company's net income was adversely affected by increased depreciation expense related to the elimination in December 2002 of off-balance sheet financing for two of the Company's processing facilities, as well as increased amortization expense for reusable surgical products and insurance, professional, and utilities expenses.

         SRI/Surgical Express, Inc. provides hospitals with a daily delivery and retrieval service that furnishes reusable and disposable products and devices used in surgical procedures. The Company serves hospital customers in 24 states and the District of Columbia from 11 reprocessing facilities, one disposable products facility, and 16 distribution centers located throughout the United States.

         The statements in this press release that are not historical, including statements regarding SRI's beliefs, expectations, and strategies, constitute "forward looking statements" within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI's reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI's sales process and market acceptance of its products and services, SRI's capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI does not undertake to update any forward-looking statements in this press release.

                         FOR FURTHER INFORMATION:  Charles L. Pope
                                                   SRI/Surgical Express, Inc.
                                                   (813) 891-9550 Ext. 3177

                           SRI/SURGICAL EXPRESS, INC.
                   Condensed Consolidated Statements of Income
                      (In thousands, except per share data)
                                   (unaudited)

                                                           Three Months Ended
                                                                March 31,
                                                           -------------------
                                                            2003        2002
                                                           -------     -------
Revenues                                                   $21,460     $21,755
Cost of revenues                                            15,636      15,215
                                                           -------     -------

     Gross profit                                            5,824       6,540

Distribution expenses                                        1,535       1,432
Selling and administrative expenses                          3,662       3,738
                                                           -------     -------

     Income from operations                                    627       1,370

Unrealized gain on derivative instruments                     --            65
Interest expense, net                                          319         238
                                                           -------     -------

     Income before income taxes                                308       1,197

Income tax expense                                             116         449
                                                           -------     -------

     Net income                                            $   192     $   748
                                                           =======     =======

     Net income available for common shareholders, basic   $  0.03     $  0.12
                                                           =======     =======

     Net income per common share, diluted                  $  0.03     $  0.12
                                                           =======     =======

    Weighted average common shares outstanding, basic        6,269       6,417
                                                           =======     =======
    Weighted average common shares outstanding, diluted      6,274       6,618
                                                           =======     =======


                      Condensed Consolidated Balance Sheets
                                 (In thousands)


                                              As of              As of
                                          March 31, 2003    December 31, 2002
                                          --------------    -----------------
                                           (unaudited)
Cash and cash equivalents                     $   557            $   537
Accounts receivable, net                       10,583             10,289
Reusable surgical products, net                24,259             25,642
Property, plant and equipment, net             39,727             40,264
Other assets                                   15,142             15,174
                                              -------            -------

Total assets                                  $90,268            $91,906
                                              =======            =======

Liabilities                                    37,230             39,061

Shareholders' equity                           53,038             52,845
                                              -------            -------

     Total liabilities and shareholders'
       equity                                 $90,268            $91,906
                                              =======            =======